Exhibit 99.(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information – Other Information” in the Prospectus, and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report on High-Yield Municipal Index ETF, Intermediate Municipal Index ETF, Long Municipal Index ETF, Pre-Refunded Municipal Index ETF and Short Municipal Index ETF dated June 24, 2010, in the Registration Statement (Form N-1A No. 811-10325 and No. 333-123257) of the Market Vectors ETF Trust dated September 1, 2010.

/s/ Ernst & Young LLP

New York, New York

August 26, 2010